UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2010

Network Communications, Inc.
(Exact name of registrant as specified in its charter)

Georgia	333-134701	58-1404355

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2305 Newpoint Parkway, Lawrenceville, GA 30043
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 962-7220

                                 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As a result of continued challenges in the markets that it serves, the lack of a rebound in revenue and the inability to secure a new revolving loan facility to replace the current commitment that expires in November 2010, Network Communications, Inc. (the “Company” or “NCI”) elected not to make the June 1, 2010 interest payment of approximately $9.4 million on its 10¾% Senior Notes due 2013.  As a result of missing this payment, the Company’s senior secured lenders accelerated all amounts outstanding under the Company’s revolving and term loan credit agreements, which in turn triggered an event of default under the Senior Notes indenture and the senior subordinated credit agreement.  The Company’s total debt outstanding, excluding unamortized discounts, is approximately $297.0 million.  The Company is unable to pay the outstanding debt if it is called.  The Company and its parent, Gallarus Media Holdings, Inc., obtained an agreement from its secured lenders dated June 1, 2010 (the “Agreement”), permitting it to have continued access to and use of its cash as it works with its stakeholders to restructure its balance sheet. The Agreement, as amended, was to expire October 29, 2010.

On October 29, 2010, the Company and its parent, Gallarus Media Holdings, Inc., entered into a sixth amendment to Agreement, dated October 29, 2010, by and among the Company, the lenders party thereto, Toronto Dominion (Texas) LLC, as Administrative Agent under the Company’s revolving credit agreement and under the Company’s senior term loan agreement and as Collateral Agent for the lenders thereunder, and certain other parties thereto to amend the Agreement dated June 1, 2010 such that the definition of “Transaction Event” therein was changed from June 20, 2010 to November 30, 2010.  All other terms remain the same.  The Company expects to have sufficient cash on hand to fund normal course operations as restructuring negotiations progress.

The above summary does not purport to be complete and is qualified in its entirety by reference to the full text of the sixth amendment to the Agreement, a copy of which is attached hereto as Exhibit 10.37 in addition to the Agreement and its five amendments filed previously with the SEC and incorporated herein by reference.

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

ITEM 2.06 MATERIAL IMPAIRMENTS

As a result of our annual assessment for impairment of goodwill, indefinite-lived intangible assets and long-lived assets, the Company determined, on July 30, 2010, that it had an impairment loss and recorded a charge of $145.5 million in the fourth quarter of the fiscal year ended March 28, 2010. The impairment loss is comprised of $105.1 million for impairment of goodwill, $0.7 million for impairment of its indefinite-lived intangible assets, $38.8 million for impairment on definite-lived intangible assets, and $0.9 million for impairment of property, equipment and computer software.  The impairment is related to the decline in the Company’s expectations and estimates for future growth in its revenue and operating income.

ITEM 8.01 OTHER EVENTS

DELAY OF FILING OF ANNUAL REPORT ON FORM 10-K AND FORM 10-Q

On June 28, 2010, the Company filed a Form 12b-25 Notification of Late Filing to announce that it had not completed the preparation of the Company’s financial statements related to the fiscal year ended March 28, 2010 and that it would be unable to prepare and file its Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended March 28, 2010 by the June 28, 2010 deadline.  The Company has not yet filed the Form 10-K.

The Company’s management is continuing to work to finalize the Company’s financial statements for the fiscal year ended March 28, 2010.  The Company was unable to prepare and file its Quarterly Report on Form 10-Q for the three periods ended June 20, 2010 by the August 4, 2010 deadline and filed a Form 12b-25 Notification of Late Filing on August 5, 2010.  The Company was unable to prepare and file its Quarterly Report on the Form 10-Q for the six periods ended September 12, 2010 by the October 27, 2010 deadline and filed a Form 12b-25 Notification of Late Filing on October 28, 2010.  The Company has not yet filed Form 10-Q for these periods.

The Company’s delay in filing its Annual Report on Form 10-K for the fiscal year ended March 28, 2010 and its Quarterly Reports on Form 10-Q for the three and six periods ended June 20, 2010 and September 12, 2010 , respectively, were considered by the Company’s management when evaluating the Company’s disclosure controls and procedures and internal controls over financial reporting.  As a result, the Company’s management concluded that the Company’s disclosure controls and procedures and internal controls over financial reporting were ineffective at March 28, 2010, June 20, 2010 and September 12, 2010.

The Company is continuing to work with its restructuring advisors to review its financial, strategic and legal restructuring options.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.37  Sixth amendment to Agreement, dated October 29, 2010, by and among the Company, the lenders party thereto, Toronto Dominion (Texas) LLC, as Administrative Agent and as Collateral Agent, and certain other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK COMMUNICATIONS, INC.

Date: November 2, 2010	By:	/s/ Gerard P. Parker
Gerard P. Parker
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)